RESTATED CERTIFICATE OF INCORPORATION
OF
SENSORY PERFORMANCE TECHNOLOGY, INC.



      SENSORY PERFORMANCE TECHNOLOGY, INC, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      FIRST: The name of this corporation is Sensory Performance
Technology, Incorporated.

      SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of Delaware on January
14, 2016, and the original name of the corporation was Sensory
Performance Technology (Delaware), Incorporated.

      THIRD: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled ?Restated Certificate of Incorporation of Sensory Performance Technology Incorporated,? without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of such single instrument as hereinafter set forth.

      FOURTH: The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:
?
RESTATED CERTIFICATE OF INCORPORATION
OF
SENSORY PERFORMANCE TECHNOLOGY, INC.



I.

The name of this corporation is Sensory Performance Technology
Incorporated.

II.

The address of the registered office of the corporation in the State of Delaware shall be 2711 Centerville Road, Suite 400, City of Wilmington, 19809 County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

   A.	This corporation is authorized to issue two classes of
stock to be designated, respectively, ?Common Stock? and ?Preferred Stock.? The total number of shares which the corporation is authorized to issue is Five Million One Thousand (5,001,000) shares. Five Million (5,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001), and One Thousand (1,000) shares shall be
Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
   B.	The Preferred Stock may be issued from time to time in one
or more series. The Board of Directors is herby authorized, by filing a certificate (a ?Preferred Stock Designation?) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualification, limitation or restrictions of any wholly unissued series of Preferred
Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.



V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

   A.	The management of the business and the conduct of the
affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
   B.	The Board of Directors shall also have the power to adopt,
amend or repeal the Bylaws.

VI.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director?s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. No amendment, modification or repeal of this Article VI shall adversely affect the rights and protection afforded to a director of the corporation under this Article VI for acts or omissions occurring prior to such amendment, modification or repeal.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner nor or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.





[Signatures on Following Page]











IN WITNESS WHEREOF, this Certificate has been subscribed this 27th day of July, 2016 by the undersigned who affirms that the statements made herein are true and correct.

					SENSORY PERFORMANCE TECHNOLOGY, INC


					By:
_________________________________________
						Ben White
						Chief Executive Officer
C.